UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 30, 2023

__________________________________________

Lakeland Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1525 Perimeter Parkway, Suite 325 Huntsville, AL 35806

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (256) 350-3873

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	LAKE	NASDAQ Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2023, the Board of Directors (the “Board”) of Lakeland Industries, Inc. (“Lakeland” or the “Company”) appointed Roger D. Shannon as the Company’s Chief Financial Officer, effective February 1, 2023. Also effective February 1, 2023, in connection with the appointment of Mr. Shannon as Chief Financial Officer, Allen E. Dillard, the Company’s Chief Operating and Financial Officer, will continue serving as Chief Operating Officer but will no longer serve in the role of Chief Financial Officer.

On January 30, 2023, the Company and Mr. Shannon entered into an employment agreement (the “Employment Agreement”), effective as of February 1, 2023. The Employment Agreement provides for, among other things, (i) an initial employment term ending on February 1, 2024, with one-year automatic renewals unless either party provides at least 90 days’ prior written notice of its intention not to extend the term; (ii) an annual base salary of $300,000 subject to annual review by the Compensation Committee of the Board; (iii) eligibility to receive an annual cash bonus initially targeted at 40% of base salary; and (iv) eligibility to receive grants of equity incentive awards pursuant to the Company’s 2017 Equity Incentive Plan, as amended (the “Plan”), as determined in the discretion of the Company’s Compensation Committee. In addition, on February 1, 2023, Mr. Shannon received an initial equity award under the Plan, consisting of a stock option for 24,000 shares of the Company’s common stock, with an exercise price of $14.44, the closing price of the Company’s common stock on the date of grant, which will vest ratably over three years and expire on February 1, 2033.

The Employment Agreement contains provisions providing for severance payments equal to 12 months of base salary plus a pro rata cash bonus, if any, to Mr. Shannon in the event that he is terminated by the Company without Cause or by Mr. Shannon for Good Reason (each as defined in the Employment Agreement). In the event that such termination without Cause or for Good Reason occurs within 18 months after a change of control, Mr. Shannon will be entitled to severance payments equal to 24 months of base salary plus two times his target bonus amount, if any, in effect on the date of termination. The Employment Agreement also provides non-competition and non-solicitation restrictive covenants during Mr. Shannon’s term of employment and for a period of one year thereafter.

The foregoing description of the terms of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1.

Mr. Shannon, 57, previously served as Chief Financial Officer and Treasurer of Charah Solutions from June 2019 to October 2022. Mr. Shannon previously served in various roles, including Chief Financial Officer, Senior Vice President of Finance, Treasurer and Head of Corporate Development at ADTRAN, a publicly-traded provider of next-generation networking solutions, from November 2015 to June 2019. Mr. Shannon also served as Chief Financial Officer and Treasurer for Steel Technologies and various senior finance roles at the Brown-Forman Corporation, British American Tobacco, and accounting positions at Vulcan Materials Company, Lexmark International and KPMG.

There are no arrangements or understandings between Mr. Shannon and any other person pursuant to which he has been selected to serve as Chief Financial Officer, nor is he a participant in any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 7.01. Regulation FD Disclosure.

On February 2, 2023, the Company issued a press release, attached hereto as Exhibit 99.1, announcing the appointment of Mr. Shannon to the position of Chief Financial Officer.

The information contained in this Item 7.01 and in the accompanying Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement, by and between Lakeland Industries, Inc. and Roger D. Shannon

99.1	Press Release, dated February 2, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

/s/ Charles D. Roberson
Charles D. Roberson
Chief Executive Officer, President and Secretary

Date: February 2, 2023

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